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EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-      and related Prospectus of The Mills Corporation for the registration of $300,000,000 of common stock and common stock warrants and to the incorporation by reference therein of our report dated February 19, 2001, with respect to the consolidated financial statements and statements and schedule of The Mills Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
July 12, 2001

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CONSENT OF INDEPENDENT AUDITORS